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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) - August 24, 1994


                           MELLON BANK CORPORATION
              (Exact name of registrant as specified in charter)



        Pennsylvania                1-7410                   25-1233834
(State or other jurisdiction      (Commission              (I.R.S. Employer
      of incorporation)           File Number)            Identification No.)



                            One Mellon Bank Center
                               500 Grant Street
                           Pittsburgh, Pennsylvania               15258
                   (Address of principal executive offices)     (Zip code)


     Registrant's telephone number, including area code - (412) 234-5000
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ITEM 2.     ACQUISITIONS OR DISPOSITION OF ASSETS

Mellon Bank Corporation (the "Corporation") and The Dreyfus Corporation ("Dreyfus") announced that on August 24, 1994, the merger between the two entities had been completed.

The value of the transaction, $1.8 billion, was accounted for as a pooling of interests. Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of December 5, 1993, Dreyfus shareholders will receive
0.88017 shares of the Corporation's common stock and cash in lieu of fractional shares for each of the approximately 36.6 million shares of Dreyfus common stock outstanding on August 24, 1994. Based on the closing price for the Corporation's common stock on August 23, 1994, the value of the Corporation's common stock to be received for each outstanding share Dreyfus common stock in the transaction was $51.27.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number      Description

99.1 Mellon Bank Corporation's Press Release, dated August 24, 1994, announcing the completion of its merger with The Dreyfus Corporation.


As of the date hereof, it is impracticable for the Corporation to provide the required pro forma financial statements and information in response to Item 7. Such statements and information relating to the merger between the Corporation and The Dreyfus Company will be prepared and filed as soon as practicable but in no event later than 60 days from the date on which this report is filed.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                MELLON BANK CORPORATION



Date: August 25, 1994                       By:  James M. Gockley
                                                ------------------
                                                 James M. Gockley
                                                 Secretary


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                                EXHIBIT INDEX


Number          Description                        Method of Filing

99.1         Press Release dated                   Filed herewith
             August 24, 1994